EXHIBIT 99.1

for immediate release
Bryan Hunt
(650) 849-5823

Essex Announces Third Quarter 2011 Earnings Results
Core Funds from Operations per Diluted Share Increased 14.3%

Palo Alto, California – November 2, 2011 - Essex Property Trust, Inc. (NYSE:ESS) announces its third quarter 2011 earnings results and related business activities.

Funds from Operations (“FFO”) for the quarter ended September 30, 2011, totaled $50.5 million or $1.43 per diluted share compared to $39.9 million, or $1.25 per diluted share for the quarter ended September 30, 2010.  The Company’s FFO, excluding non-core items, totaled $50.2 million, or $1.42 per diluted share for the quarter ended September 30, 2011, which is an increase of 14.3% compared to $39.6 million or $1.24 per diluted share for the quarter ended September 30, 2010.  Net income available to common stockholders for the quarter ended September 30, 2011, totaled $7.7 million or $0.23 per diluted share compared to $6.4 million, or $0.21 per diluted share for the quarter ended September 30, 2010.  A reconciliation of FFO for non-core items can be found on page S-3 in the Company’s Supplemental Financial Information package.

Michael J. Schall, President and Chief Executive Officer commented, “Based primarily on the strength of recent investments in apartment acquisition and development opportunities, we are increasing the midpoint of our 2011 core FFO per diluted share guidance range from $5.66 to $5.70.”

Mr. Schall continued, “We are also pleased to report strong rent growth during the third quarter, as reflected by our quarterly same-property rental rate growth of 5.3% and 2.4% compared to the quarters ended September 30, 2010 and June 30, 2011, respectively.  This represents the highest quarter over quarter rental rate growth since the first quarter of 2008.  As stated last quarter, our strategy was to aggressively push rents during our peak leasing season, while refocusing on occupancy as we approached the end of the third quarter.  We changed that strategy amid increasing economic uncertainty, delaying the recovery in occupancy until October.  The benefits of higher rents and occupancy rates will be apparent in future quarters.”

Same-Property Operations

Same-property operating results exclude properties that do not have comparable results.  The table below illustrates the percentage change in same-property rental rates, financial occupancies, gross revenues, operating expenses, and net operating income (“NOI”) for the quarter ended September 30, 2011 compared to September 30, 2010:

	Q3 2011 compared to Q3 2010
	Rental Rate	Occupancy	Gross Revenues	Operating Expenses	NOI
Southern California	3.4%	-1.1%	2.6%	2.1%	3.0%
Northern California	7.8%	-1.5%	6.2%	1.6%	8.8%
Seattle Metro	6.9%	-1.6%	5.1%	-0.1%	8.6%
Same-property average	5.3%	-1.3%	4.1%	1.5%	5.6%

925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743
www.essexpropertytrust.com

The table below illustrates the sequential percentage change in same-property rental rates, financial occupancies, gross revenues, operating expenses, and NOI for the quarter ended September 30, 2011 versus the quarter ended June 30, 2011:

	Q3 2011 compared to Q2 2011
	Rental Rate	Occupancy	Gross Revenues	Operating Expenses	NOI
Southern California	1.4%	-1.4%	0.3%	3.7%	-1.4%
Northern California	3.7%	-1.5%	2.0%	4.6%	0.7%
Seattle Metro	3.6%	-1.8%	1.3%	1.6%	1.0%
Same-property average	2.4%	-1.5%	1.0%	3.6%	-0.4%

Same-property financial occupancies for the quarters ended are as follows:

	9/30/11	6/30/11	9/30/10
Southern California	95.4%	96.8%	96.5%
Northern California	95.6%	97.2%	97.1%
Seattle Metro	95.1%	96.9%	96.7%
Same-property average	95.4%	96.9%	96.7%

Total Acquisition Investments

The Company has purchased eight communities consisting of 2,013-units for approximately $465 million during 2011, including the following communities acquired in the third quarter:

Essex Property Trust, Inc. - Acquisition

In September, the Company acquired the Bernard, a 63-unit community located in the Lower Queen Anne district of Seattle, Washington for $13.8 million.  As part of the transaction, the Company assumed a $9.4 million loan secured by the property at a fixed rate of 6.0% which matures in January 2019.  The property was built in 2008 and contains a mix of studio, one bedroom and live/work floor plans that feature floor to ceiling windows.  Unit amenities consist of a washer and dryer and a full kitchen, with select units offering balconies with views of the Space Needle and Puget Sound.  The property is located in close proximity to Fountain Court and the Company’s Queen Anne development and is in walking distance to several parks, recreational activities and nightlife.

Wesco I, LLC - Acquisitions

In September, the Company acquired Redmond Hill, a group of four communities built between 1985 and 2003 consisting of 882-units in Redmond, Washington.  The properties, which will be operated as two separate communities, were acquired for $151.3 million through the Company’s previously announced programmatic joint venture, Wesco I, LLC (“Wesco”).  The Company intends to renovate portions of each property, beginning with building exteriors and community amenities, to be followed by apartment interior upgrades for a total cost of approximately $11.7 million.  The strength of local technology companies near Redmond, including Microsoft and Nintendo, coupled with the quality and superior location of the communities and the Company’s renovation plan support the expectation of strong rent growth and attractive returns.  In conjunction with the acquisition, Wesco obtained two 10-year loans totaling $97.1 million secured by Redmond Hill at a fixed rate of 4.06%.

In July, the Company acquired Reveal (formerly Millennium at Warner Center), a 438-unit community located in the Canoga Park area of Los Angeles through the Wesco joint venture.  The property, which was completed in 2010, was acquired for $132.9 million.  The community began leasing in December 2010, and is currently 82% occupied and 87% leased, and stabilization is expected to occur in the first quarter of 2012.  Wesco obtained a mortgage loan for $78.7 million at LIBOR + 1.9% secured by Reveal with a maturity of two years with two 1-year extensions.

Development and Leasing Activity

In September, the Company entered into a development joint venture with a regional developer for the construction of Fountain at La Brea, a 187-unit community with approximately 18,200 square feet of retail located in West Hollywood, California.  The regional developer contributed the land and the Company contributed approximately $9.0 million in cash for a 50% interest in the venture.  The joint venture acquired bond financing for the project in the amount of $54.5 million with a maturity date of October 2046 and entered into an interest rate swap transaction with respect to the bonds that terminates in September 2016 at a rate of SIFMA + 1.50.  As of September 30, 2011, $13.5 million of the bonds were outstanding.  The property will consist of a mix of studio, one bedroom and two bedroom floor plans that feature granite counter tops and stainless steel appliances.  Amenities at the community will include a clubhouse, fitness center, courtyard, pool and rooftop terrace.  The property is in walking distance to several dining, entertainment and shopping options.

During the quarter, the Company entered into a joint venture with the Canada Pension Plan Investment Board (“CPPIB”) to develop its 309-unit community located in West Dublin, California.   The Company contributed the land to the joint venture, and the Company will account for this joint venture on the equity method.  The Company will hold a 55% interest in the venture and will earn development, asset and property management fees, and may earn a promoted interest.  The West Dublin project is the second development joint venture with CPPIB.  In the second quarter, the Company entered into a joint venture with CPPIB to develop the Cadence site, which is a three phase development consisting of 761-units located in San Jose, California.  Initial construction commenced on phase I of the Cadence site totaling 280-units, and initial occupancy is expected in the second quarter of 2013.

In October, the final residential phase of Via, a 284-unit community located in Sunnyvale, California, was completed.  The completion of the three residential phases of the development was six months ahead of schedule and stabilization is expected to be reached by the first quarter of 2012.  This community is currently 65% occupied and 75% leased.

The Company had two development properties that were acquired in 2011 in lease-up during the third quarter.  Initial occupancy commenced in late July at Santee Village, a 73-unit condominium project being operated as a rental community that is located in downtown Los Angeles.  The property is currently 90% occupied and 95% leased.  Bellerive, a 63-unit condominium project located in West Los Angeles that is being operated as a rental community, began leasing in August 2011 and the property is currently 92% occupied and 98% leased.

Muse, a 152-unit community located in North Hollywood that began leasing in February 2011, reached stabilization during the quarter and is currently 99% occupied.

Dispositions

During the quarter, the Company sold its preferred stock investments in MyNewPlace.com, a real estate technology company for net proceeds of $1.6 million and a gain of $0.9 million.

Also, during the quarter, the Company also sold the View Pointe land parcel located in Newcastle, Washington for net proceeds of $1.4 million and a gain of $0.2 million.

Liquidity and Balance Sheet

Lines of Credit

In August, the Company gave notice to terminate the $250 million secured line of credit facility with Freddie Mac which matures in December 2013.  The 11 properties that are the security for this secured facility will be unencumbered upon termination of the secured facility.  Due to the early termination of the credit facility the Company has accelerated the amortization of the deferred facility charges, and the result is that an additional $0.3 million in amortization of deferred charges was recorded in the third quarter and another $0.3 million will be recorded in the fourth quarter of 2011.

In September, the Company amended the existing unsecured line of credit facility to increase the capacity to $425 million from $275 million with an accordion feature to expand the facility to $500 million.  The borrowing rate is LIBOR + 1.25% and an annual facility fee of 0.25%.  Interest on the credit facility floats at a margin over LIBOR plus a facility fee, which are tied to the Company’s senior unsecured credit ratings.  The term of the amended facility is three years and provides for two, 1-year extension options.

Also in September, Standard & Poor’s Ratings Services raised its unsecured rating on Essex Property Trust, Inc. and Essex Portfolio, L.P. to ‘BBB’ from ‘BBB-’ and affirmed its ‘BBB’ corporate credit rating.  The outlook remained stable.

Bonds

During the quarter, the Company repaid tax-exempt bonds for $9.8 million associated with the Boulevard community, and in conjunction with this repayment of the bonds 35 apartment units were released from an affordable rent bond program.   The Company wrote-off $0.2 million of unamortized deferred charges related to the bonds.

Common Stock, Preferred Stock and Preferred Units

During the quarter, the Company sold 647,787 shares of common stock for $88.2 million, net of commissions, at an average per share price of $137.83.  Year to date through September, the Company has sold 1,959,411 shares of common stock for $256.8 million, net of commissions, at an average price of $132.65, and no stock has been sold to date in the fourth quarter.  The Company may sell an additional 1,066,889 shares under the current equity distribution program.

Guidance

The Company is increasing its full-year 2011 FFO guidance to $5.66 to $5.74 per diluted share, from a range of $5.58 to $5.73 per diluted share.  See S-14 for the assumptions used to calculate the midpoint of revised 2011 FFO guidance of $5.70 per diluted share.  The following table provides a reconciliation of the midpoint of 2011 FFO guidance compared to the second quarter 2011 earnings release in July 2011:

Per Share
Projected FFO per share	$5.66
NOI from consolidated communities	(.02)
Management fees	.02
Co-investments	.01
Interest expense	.02
Other, net	.01
FFO per share Q3 2011 Guidance	$5.70

Conference Call with Management

The Company will host an earnings conference call with management to discuss its quarterly results on Thursday, November 3, 2011 at 10:00 a.m. PST (1:00 p.m. EST), which will be broadcast live via the Internet at www.essexpropertytrust.com, and accessible via phone by dialing (877) 407-0784, no passcode is necessary.

A rebroadcast of the live call will be available online for 90 days and digitally for 7 days. To access the replay online, go to www.essexpropertytrust.com and select the third quarter earnings link.  To access the replay digitally, dial (877) 870-5176 using the replay pin number 380591. If you are unable to access the information via the Company’s website, please contact the Investor Relations department at investors@essexpropertytrust.com or by calling (650) 494-3700.

Corporate Profile

Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (NYSE:ESS), is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages apartment communities located in highly desirable, supply-constrained markets. The Company currently has ownership interests in 155 apartment communities (32,076 units), and has 1,335 units in various stages of development.

This press release and accompanying supplemental financial information will be filed electronically on Form 8-K with the Securities and Exchange Commission and can be accessed from the Company’s Web site at www.essexpropertytrust.com. If you are unable to obtain the information via the Web, please contact the Investor Relations Department at (650) 494-3700.

Funds from Operations (“FFO”) Reconciliation

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), is generally considered by industry analysts as an appropriate measure of performance of an equity REIT. Generally, FFO adjusts the net income of equity REITs for non-cash charges such as depreciation and amortization of rental properties, gains/losses on sales of real estate and extraordinary items. Management considers FFO to be a useful financial performance measurement of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the operating performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures and ability to pay dividends.

FFO does not represent net income or cash flows from operations as defined by generally accepted accounting principles (“GAAP”) and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the REIT's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Management has consistently applied the NAREIT definition of FFO to all periods presented. However, there is judgment involved and other REITs’ calculation of FFO may vary from the NAREIT definition for this measure, and thus their disclosures of FFO may not be comparable to the Company’s calculation.

The following table sets forth the Company’s calculation of FFO for the three months and nine months ended September 30, 2011 and 2010.

	Three Months Ended September 30,		Nine Months Ended September 30,
Funds from Operations (In thousands)	2011	2010	2011	2010
Net income available to common stockholders	$7,687	$6,377	$26,432	$28,986
Adjustments:
Depreciation	38,137	31,638	112,678	93,385
Losses (gains) not included in FFO, net of disposition costs	880	-	(4,384)	-
Noncontrolling interest and co-investments	3,819	1,914	9,909	5,954
Funds from Operations	$50,523	$39,929	$144,635	$128,325

SAFE HARBOR STATEMENT UNDER THE PRIVATE LITIGATION REFORM ACT OF 1995:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include statements on page 1 and under the caption “Guidance” on page 4 with respect to 2011 FFO per diluted share and statements and estimates set forth under the captions “Wesco I, LLC - Acquisitions”, “Development and Leasing Activity” on pages 2 and 3 of this press release regarding renovation cots and returns, rent growth, stabilization timing, construction completion, and initial occupancy dates, and statements and estimates set forth under the captions “Development Pipeline” and “Redevelopment Pipeline and Capital Expenditures” on pages S-9 and S-10 of the Company’s Supplemental Financial Information Package, which accompanies this press release, regarding estimated costs of property development and redevelopment and regarding the anticipated timing of redevelopments and of the construction start, construction completion, initial occupancy and stabilization of property development and the various estimates set forth in the columns “guidance 2011” and “Per Share” on S-14 of the Company’s Supplemental Financial Information Package.  The Company's actual results may differ materially from those projected in such forward-looking statements.  Factors that might cause such a difference include, but are not limited to, changes in market demand for rental units and the impact of competition and competitive pricing, changes in economic conditions, unexpected delays in the development and stabilization of development projects, unexpected difficulties in leasing of development projects, total costs of development investments exceeding the Company’s projections and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC).  All forward-looking statements are made as of today, and the Company assumes no obligation to update this information.  For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including the Company’s most recent Report on Form 10-K for the year ended December 31, 2010.